September 22, 2015

Mr. Michael Beer, President
Principal Funds, Inc.
Principal Financial Group
Des Moines, IA 50392-2080

Dear Mr. Beer:

Principal Financial Services, Inc. intends to purchase the following shares (the “Shares”):

Principal Funds, Inc. -	Purchase Amount	Shares Purchased
SystematEx Large Value Fund – Class R-6	$7,500,000	750,000
SystematEx International Fund – Institutional	$4,000,000	400,000
SystematEx International Fund – Class R-6	$3,500,000	350,000
Global Opportunities Equity Hedged Fund – Class A	$2,500,000	250,000
Global Opportunities Equity Hedged Fund – Institutional	$2,500,000	250,000
Global Opportunities Equity Hedged Fund – Class P	$2,500,000	250,000

Each share of SystematEx Large Value Fund has a par value of $0.01 and a price of $10 per share. Each share of SystematEx International Fund has a par value of $0.01 and a price of $10 per share. Each share of Global Opportunities Equity Hedged Fund has a par value of $0.01 and a price of $10 per share. In connection with such purchase, Principal Financial Services, Inc. represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL FINANCIAL SERVICES, INC.

By	/s/ Clint Woods
Vice President and Associate General Counsel